Exhibit 97.1
AMKOR TECHNOLOGY, INC.
EXCESS COMPENSATION RECOVERY POLICY
(Adopted on November 15, 2023)

1.    POLICY PURPOSE

The Board of Directors (the “Board of Directors”) of Amkor Technology, Inc. (the “Company”) has established this Excess Compensation Recovery Policy (the “Policy”) to provide for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below).

This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Listing Rule 5608 of The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rules (the “Listing Rules”).

2.     SCOPE

    a.     Incentive-Based Compensation.

This Policy applies to Incentive-Based Compensation (as defined below) received by a person:

i.After beginning service as an Executive Officer (as defined below);
ii.Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
iii.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
iv.During the Applicable Period (as defined below).

    b.    Erroneously Awarded Compensation.

i.The Incentive-Based Compensation subject to recovery under this Policy is the amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officer had such Incentive-Based Compensation been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid by such Executive Officer (“Erroneously Awarded Compensation”).
ii.For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

(A)The amount of Erroneously Awarded Compensation will be based on the Company’s reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
(B)The Company will maintain documentation of the determination of such reasonable estimate and provide such documentation to Nasdaq.

3.     STATEMENT OF POLICY

    a.     Required Recovery.

In the event that the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly recover the amount of Erroneously Awarded Compensation received by any Executive Officer during the Applicable Period.

    b.     Exception to Required Recovery.

The Company is not required to recover Erroneously Awarded Compensation if the Compensation Committee (or, in the absence of such a committee, a majority of the Independent Directors (as such term is defined in the Listing Rules) of the Board of Directors) determines that recovery would be impracticable for one of the three following reasons:

i.Expense of Enforcement. The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt and provide documentation related such reasonable attempt to Nasdaq.
ii.Violation of Home Country Law. Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and provide such opinion to Nasdaq.
iii.Tax-qualified Retirement Plan Failure. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4.    RECOUPMENT

The Administrator (as defined below) shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include, without limitation:

i.seeking reimbursement of all or part of any cash or equity-based award;
ii.cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid;
iii.cancelling or offsetting against any planned future cash or equity-based awards;
iv.forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder; and
v.any other method authorized by applicable law or contract.

Subject to compliance with any applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to an Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, commissions or compensation previously deferred by such Executive Officer.

This Policy shall be applied to the fullest extent of the law and Listing Rules. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or any of its subsidiaries under applicable law or pursuant to the terms of any similar policy of the Company or any of its subsidiaries or the terms of any employment agreement, equity award agreement, or similar agreement with the Company or any of its subsidiaries and any other legal remedies available to the Company or any of its subsidiaries. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages, or other legal remedies the Company or any of its subsidiaries may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

5.    INDEMNIFICATION

    a.     No Indemnification of Executive Officers.

The Company shall not indemnify any Executive Officer against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to fund potential clawback obligations under this Policy.

    b.     Indemnification of Administrator.

The members of the Administrator, and any other members of the Board of Directors who assist in the administration of this Policy, shall not be personally liable for any action, determination, or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination, or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board of Directors under applicable law or Company policy.

6.    DEFINITIONS

    a.    Accounting Restatement.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws of the United States of America, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

    b.    Applicable Period.

“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board of Directors, a committee of the Board of Directors, or the officer or officers authorized to take such action if action by the Board of Directors is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

    c.    Executive Officer.

For the purposes of this Policy, the term “Executive Officer” means (i) the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller) of the Company, any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function and any other person (including executive officers of a parent or subsidiary of the Company) who performs similar policy-making functions for the Company and (ii) any person who used to be such a person referred to in clause (i), in the case of clauses (i) and (ii) as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1 and the Listing Rule 5608.

    d.    Financial Reporting Measures.

Financial Reporting Measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also examples of Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

    e.    Incentive-Based Compensation.

Incentive-Based Compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

    f.    Received.

Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period.

7.     ADMINISTRATION

This Policy shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board of Directors or such other committees of the Board of Directors as necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
8.    DISCLOSURE
The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws.
9.    EFFECTIVE DATE

The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Executive Officers on or after October 2, 2023 (the “Effective Date”), even if such Incentive-Based Compensation was approved, awarded, or granted to Executive Officers prior to the Effective Date.

10.    AMENDMENT

The Board of Directors may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

11.    SUCCESSORS

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representative.

12.    ACKNOWLEDGEMENT

Each Executive Officer shall sign and return to the Company, within 30 calendar days following the later of (i) November 15, 2023 or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

13.    GOVERNING LAW; VENUE

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Arizona, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in a federal or state court of competent jurisdiction in Maricopa County in the State of Arizona.

EXHIBIT A
AMKOR TECHNOLOGY, INC.
EXCESS COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Amkor Technology, Inc. Excess Compensation Recovery Policy. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that, for good and valuable consideration (the receipt and sufficiency of which the undersigned also acknowledges), notwithstanding anything to the contrary in any agreement between the Company or any of its subsidiaries and the undersigned (or any compensatory plan or program of the Company or any of its subsidiaries in which the undersigned participates) now or in the future, the undersigned: (1) is and will continue to be subject to the Policy both during and after the undersigned’s employment with the Company or any of its subsidiaries, with respect to Incentive-Based Compensation that is received by the undersigned on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, or granted to the undersigned prior to the Effective Date; (2) will abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy; and (3) pursuant to Section 5(a) of the Policy, will not be indemnified by the Company for the loss of any Erroneously Awarded Compensation.

EXECUTIVE OFFICER

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